Exhibit 10.24
SUPPLEMENTARY PENSION PLAN
OF
AIR PRODUCTS AND CHEMICALS, INC.
AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2005

ii

Exhibit 10.24
SUPPLEMENTARY PENSION PLAN
OF
AIR PRODUCTS AND CHEMICALS, INC.
Amended and Restated Effective January 1, 2005
     WHEREAS, Air Products and Chemicals, Inc. did, effective October 1, 1978, establish a Supplementary Retirement Plan for those of its employees eligible to participate therein, which Plan was thereafter amended from time to time, and was amended, restated and renamed the Supplementary Pension Plan of Air Products and Chemicals, Inc. as of October 1, 1988, and was thereafter amended, inter alia, as of 20 September 1995, 1 October 1995, 1 January 1996, 16 September 1999, and 20 September 2000 and amended and restated as of 1 May 2003;
     WHEREAS, Air Products and Chemicals, Inc. now wishes to make certain revisions in the Plan and to restate said Plan in its entirety;
     NOW, THEREFORE, the Supplementary Pension Plan of Air Products and Chemicals, Inc. is hereby amended and restated in its entirety as follows, effective as of 1 January 2005; and the said Supplementary Pension Plan, as so revised and restated, shall apply only to an Employee whose Separation from Service occurs on or after 1 January 2005, except as otherwise provided. The Plan is further amended, effective January 1, 2006, to comply with Section 409A of the Code and regulations thereunder applicable to nonqualified deferred compensation plans. The rights and benefits, if any, of a former employee shall be determined in accordance with the provisions of the Plan in effect on the date his Separation from Service occurred, except as otherwise provided.

ARTICLE 1
PURPOSE OF THE PLAN
     Section 1.1 This Plan is established to provide supplementary retirement income benefits to a certain select group of management or highly compensated persons in the employ of Air Products and Chemicals, Inc. and participating subsidiaries. It thereby supplements the benefits payable to such persons under the Air Products and Chemicals, Inc. Pension Plan for Salaried Employees.
ARTICLE 2
DEFINITIONS
     Section 2.1 As used herein, the following terms shall have the following meanings, unless the context clearly indicates otherwise.
     “Accrued Benefit” shall mean, in the case of an Employee, a monthly retirement benefit for the life of the Employee that such Employee would receive, commencing at his Normal Retirement Date, in an amount determined under Section 3.2 hereof based on his Credited Service, Average Compensation and benefit payable under the Salaried Pension Plan as of the date such Accrued Benefit is being determined.
     “Annual Incentive Plan” shall mean the Air Products and Chemicals, Inc. 1997 Annual Incentive Plan adopted by the Company’s stockholders, as it may be amended from time to time.
     “Annuity Starting Date” shall mean the first day of the first period for which a benefit under Section 3.1 will be paid as an annuity or, in the case of a benefit not paid in the form of an annuity, the date of payment; provided that, in the case of a former Key Employee described in Section 3.5(b), the Annuity Starting Date shall be determined as if the Employee’s benefit distribution was not delayed in accordance with Section 3.5.
     “Average Compensation” shall have the meaning set forth in Section 3.3 hereof.
     “Board” shall mean the board of directors of the Company or any Committee thereof acting on behalf of the Board pursuant to its Charter or other delegation of power from the Board or the Chairman of the Board acting pursuant to a delegation of authority from the Board.
     “Change in Control” shall mean the first to occur of any one of the events described below:
     (i) Stock Acquisition. Any “person”, as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Act”), other than the Company or a corporation whose outstanding stock entitled to vote is owned in the majority, directly or indirectly, by the Company, or a trustee of an employee benefit plan sponsored solely by the Company and/or such a corporation, is or becomes, other than by purchase from the Company or such a corporation, the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities. Such a Change in Control shall be deemed to have occurred on the first to occur of the date securities are first purchased by a tender or exchange offeror, the date on which the Company first learns of acquisition of 35% of such securities, or the later of the effective date of an agreement for the merger, consolidation or other reorganization of the Company or the date of approval thereof by a majority of the Company’s shareholders, as the case may be.
     (ii) Change in Board. During any 12-month period, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority of the Board, unless the election or nomination for election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. Such a Change in Control shall be deemed to have occurred on the date upon which the requisite majority of directors fail to be elected by the shareholders of the Company.
     (iii) This provision shall in all cases be interpreted to comply with the requirements of Code Section 409A, as amended.
     “Committee” shall mean the Company’s Benefits Committee or other Committee designated to hear appeals under the Plan in accordance with the provisions of Article 4 hereof.
     “Company” shall mean Air Products and Chemicals, Inc. and any successor thereto by merger, purchase or otherwise.
     “Compensation” shall have the meaning set forth in Section 3.3 hereof.
     “Effective Date” shall mean, as to the Company, October 1, 1978, and as to any other Employer, the date as of which the Salaried Pension Plan initially becomes effective for Employees of the Employer.

     “Employee” shall mean any person who is employed by an Employer on a regular salaried basis on or after the Effective Date of the Plan applicable to such Employer, who participates or participated in the Salaried Pension Plan as an “Employee” as defined therein, and who has been granted Incentive Compensation by an Employer for and in respect of any fiscal year of the Company or part thereof during such person’s most recent 120 months of employment or such Employee’s period of employment by an Employer, if less than 120 months.
     “Employer” shall mean the Company and/or any Participating Employer either collectively or separately as the context requires.
     “Incentive Compensation” shall mean a bonus award of stock and/or cash paid on a current basis by an Employer pursuant to the Annual Incentive Plan upon or following the conclusion of the Company’s fiscal year to which such award relates and/or a bonus award of stock and/or cash, the payment of which was deferred under the terms of the Annual Incentive Plan.
     “Key Employee” shall mean any Employee or former Employee (not including a beneficiary of either in the event that such Employee or former Employee is deceased) who at any time during a Plan Year is in salary grade 217 or above or the equivalent grade in any future grade structure of the Company where such grade indicates status as an officer. The determination of whether an employee is a Key Employee shall be made consistent with final regulations promulgated under Code Section 409A and procedures developed by the Plan Administrator.
     “Participating Employer” shall mean each Affiliated Company, some or all of whose employees are participating in the Salaried Pension Plan as

“Employees” as defined therein, and have also received awards under the Annual Incentive Plan.
     “Plan” shall mean the “Supplementary Pension Plan of Air Products and Chemicals, Inc.” as set forth herein and as amended from time to time.
     “Plan Administrator” shall mean the Company’s Director of Compensation and Benefits prior to February 1, 2006 and, thereafter, the Vice President – Human Resources, or such other person or entity as the Vice President – Human Resources shall appoint to fill such role.
     “Plan Year” shall mean the annual period beginning on October 1 and ending on September 30. A Plan Year shall be designated according to the calendar year in which such Plan Year ends (e.g., the 2006 Plan Year refers to the Plan Year beginning on October 1, 2005 and ending on September 30, 2006).
     “Salaried Pension Plan” shall mean the “Air Products and Chemicals, Inc. Pension Plan for Salaried Employees” as amended from time to time.
     Section 2.2 As used herein, the terms “Credited Service,” “ERISA,” “Employee,” “Retire,” “Retired,” or “Retirement” and “Separate,” “Separated” or “Separation from Service,” and, except as specifically provided in this Article, all other capitalized terms, shall have the same meanings as in the Salaried Pension Plan, unless the context clearly indicates otherwise.
     Section 2.3 The masculine pronoun whenever used herein shall include the feminine. The singular shall include the plural and the plural shall include the singular whenever used herein, unless the context otherwise requires.

ARTICLE 3
BENEFITS
     Section 3.1 Eligibility and Vesting. Subject to Sections 5.1 and 6.2, an Employee shall be entitled to receive benefits under this Plan if such person shall be entitled to receive a benefit under the Salaried Pension Plan. Benefits under this Plan shall be calculated in accordance with Section 3.2 hereof and shall be subject to the limitations herein provided.
     Section 3.2 Amount of Benefits. The amount of the benefit to be paid to an Employee or any other person entitled to receive a benefit hereunder shall be equal to the amount of the benefit such person would have received under the Salaried Pension Plan (without regard to the limitations under Sections 401(a)(17), and 415 of the Internal Revenue Code) if such benefit were calculated using Average Compensation calculated pursuant to Section 3.3 hereof, and then reduced by the amount of the actual benefit payable to such person under the Salaried Pension Plan. The normal form of benefit under Section 4.1 of the Salaried Pension Plan shall be employed as the basis for making computations under this Section 3.2 in order to insure the attaining for such purpose of equivalency between the various forms of benefits provided by the Salaried Pension Plan and this Plan, regardless of whether an optional form of benefit has been selected under Article V of the Salaried Pension Plan and/or under Section 3.6 of this Plan.
     Section 3.3 Employee Compensation. For purposes of computing an Employee’s benefit in accordance with Section 3.2 hereof, the Employee’s Average Compensation shall be the monthly average of the Compensation of the Employee for the 36 consecutive months (or total consecutive months if he or she was employed by an Employer for less than 36 months) in which his Compensation was the highest during the 120 months nearest preceding his

Separation from Service (or during the total period of employment if he or she was employed by an Employer less than 120 months). For this purpose, an Employee’s Compensation for any period shall be equal to the sum of (a) his “Compensation” for such period as defined in Article I of the Salaried Pension Plan, provided that no limitation based on Code Section 401(a)(17) shall apply, (b) one hundred percent (100%) of the Employee’s Incentive Compensation allocated to such period in accordance with Section 3.4 hereof and (c) one hundred percent (100%) of the amount of annual salary deferred by the Employee under the Air Products and Chemicals, Inc. Supplementary Savings Plan on or before September 1, 2006 and the Air Products and Chemicals, Inc. Deferred Compensation Plan thereafter, which amount, but for such deferral election, would have been received by the Employee as annual salary during such period.
     Section 3.4 Allocation of Incentive Compensation. For the purpose of computing the Employee’s Compensation in accordance with Section 3.3 hereof, all Incentive Compensation shall be allocated to the period for which the Incentive Compensation was awarded to the Employee by the Employer, notwithstanding actual distribution of the Incentive Compensation at a later time. The total dollar value of Incentive Compensation awards shall be allocated in equal amounts to each month of the period for which the award was made.
     Section 3.5 Payment of Benefits.
(a)	Benefits shall be payable under the Plan under the same terms and conditions, and at such time or times, as a corresponding benefit is payable to the Employee or such other person entitled thereto under the Salaried Pension Plan; provided that, an Employee who Separates from Service prior to Retirement shall not be permitted to commence payment of benefits until attaining age fifty five (55) except as provided for small benefits in Section 3.9. Payment of benefits will commence only upon the Employee’s proper application therefore, except for small benefits as described in Section 3.9(a). For benefit payments commencing before 1 October 2006, benefits shall be paid in the Primary Form of Benefit as determined in Section 5.2 of the Salaried Pension Plan, unless the Employee shall elect to have an optional form of benefit in accordance with the provisions of Section 3.6A hereof. For benefit payments commencing on or after 1 October 2006, benefits shall be paid in a lump sum form of benefit described in Section 3.6(b) below unless the Employee shall elect to have an optional form of benefit in accordance with the provisions of Section 3.7 hereof in which case, the benefit shall be paid in the same form of benefit as that elected in the Salaried Pension Plan. All payments of benefits shall be subject to Federal income and such other tax withholding as required by applicable law.

(b)	Notwithstanding the above, a distribution to a Participant who at the time of his or her Separation from Service is a Key Employee shall not be made or commence before the later of the date which is six months after the occurrence of such Separation from Service or the first day of the Fiscal Year following his or her Separation from Service (or, if earlier, the date of death of such Key Employee). If the form of benefit elected by such Key Employee is a lump sum, such lump sum shall be increased to reflect the delayed payment in accordance with the Plan Administrator’s procedures for such adjustments, and if the form of benefit is an annuity, the Key Employee will receive, on the delayed payment date, all payments that would have been made during the period of delay, adjusted for the delay in accordance with the Plan Administrator’s procedures for such adjustments. The discount rate as it would have applied on the Annuity Starting Date shall be used to adjust the delayed distributions to Key Employees.

     Section 3.6 Optional Forms of Retirement Benefit.
(a)	An Employee may elect as provided in Section 3.6A or 3.7, as applicable, to have distribution of any benefits otherwise payable in accordance with Section 3.5 hereof made in:
(i)	Options A, B or C as set forth in such Section 5.2 of the Salaried Pension Plan, substituting the benefit determined under Section 3.2 above for the benefit determined under Article IV of the Salaried Plan, or

(ii)	a lump sum form of benefit described below in this Section 3.6.
(b)	Subject to satisfaction of the procedures set forth below in Section 3.6A(b) or 3.7, an Employee who so elects will have distribution of his benefit under the Plan made in the form of a single lump sum cash payment calculated by converting the benefit determined under Section 3.2 into a single cash payment, using the following assumptions:
(i)	For distributions prior to 20 September 2000, the mortality assumptions to determine life expectancy shall be the mortality table or tables used by the actuary as the basis for preparing the annual actuarial valuation for the Salaried Pension Plan for the Plan Year immediately preceding the Employee’s Retirement and, for distributions made on or after 20 September 2000, the mortality assumptions used for this purpose shall be determined from a unisex version of the 1994 Group Annuity Mortality Table; provided that, with respect to any Employee who had an accrued benefit in the

Plan as of 20 September 2000, the single cash payment shall be the greater of the amount calculated using the pre-September 20, 2000 mortality assumptions or the September 20, 2000 or later mortality assumptions; and
(ii)	The discount rate used to determine the lump sum actuarial present value of the primary form of benefit shall be the yield for AAA Municipal Bonds as published periodically by Moody’s Investor Service, Inc. in Moody’s Bond Survey, such rate to be based on the average yield of the three (3) months immediately preceding the ninety (90) day period prior to the Annuity Starting Date for the benefit.
In case either of the above measures is no longer in use or available, the Committee will select a comparable alternative.
     Section 3.6A Election of Benefit Form Prior to 1 October 2006.
     For Annuity Starting Dates occurring prior to 1 October 2006, the following procedures shall apply for election of optional forms of benefit.
(a)	Except as otherwise provided in subsection (b) below as to the lump sum form of benefit, the same election of form of benefit procedures and terms and conditions as are in effect under the Salaried Pension Plan shall be in effect under the Plan including that, if the Employee is married on the Annuity Starting Date, the Primary Form of Benefit shall take the form of Option A as provided in Section 5.2 of the Salaried Pension Plan, notwithstanding that a different form of benefit may be selected by such Employee for the distribution of benefits under the Salaried Pension Plan and under this Plan.

(b)	An Employee may elect a lump sum form of benefit subject to the following rules.
(i)	Employee Statement. To elect a lump sum, the Employee will be required to furnish a written statement that he forgoes any future ad hoc or other increases in benefits paid under the Plan.

(ii)	Spousal Consent. The Employee may elect a lump sum, a single life benefit or may specify a beneficiary other than a spouse without spousal consent.

(iii)	Committee Approval. The Committee, through the Plan Administrator, will have the right to disapprove and suspend any and all elections of a lump sum form of benefit if payment of the Employee’s Plan benefit in such form would adversely affect the Company.

(iv)	Further Administrative Procedures. The Plan Administrator shall from time to time adopt such additional procedures as he, in his discretion, shall determine to be necessary or appropriate for the proper administration of elections, approvals and payment of Plan benefits in lump sum form, including procedures as to the timing of payment thereof, taking into consideration when information as to the Employee’s final Incentive Compensation for services rendered to the date of his Retirement is first available. Such procedures shall be binding on Employees and the Company for all purposes of the Plan.

     Section 3.7 Election of Benefit Form On or After 1 October 2006
     For Annuity Starting Dates occurring on or after 1 October 2006, the following procedures shall apply for election of optional forms of benefit.
(a)	Employees participating in the Plan as of 30 September 2006 who do not have their Annuity Starting Date prior to 1 October 2006 must elect the form of distribution of their Plan benefit prior to 1 October 2006. Such Employees will be given the opportunity to elect an annuity form of benefit payable in the same form as the Employee elects for the Salaried Pension Plan benefit or a lump sum form of benefit described in Section 3.6(b) in the manner determined by the Plan Administrator. Such distribution election shall be with respect to an Employee’s entire Credited Service accrued under the Salaried Pension Plan through his Annuity Starting Date Plan benefit determined under Section 3.2. Such distribution election shall become irrevocable when accepted by the Plan Administrator.

(b)	An Employee who first becomes an Employee on or after October 1, 2006 shall make an irrevocable election as to the form of distribution of their benefit within 30 days of becoming an Employee in a manner determined by the Plan Administrator. If no distribution election is made by the Employee within 30 days of becoming eligible, benefits under the Plan shall be payable in a lump sum form of benefit described in Section 3.6(b).
     Section 3.8 Pre-Retirement Spousal Benefits. If an Employee dies prior to his or her Annuity Starting Date, a pre-Retirement spousal benefit shall be payable to the Employee’s surviving spouse, if any, under the same terms and conditions and at such time or times as a corresponding benefit is payable to the Employee’s surviving spouse under Section 5.7 of the Salaried Pension Plan, and calculated in the same manner as provided in such Section 5.7 except substituting the benefit determined under Section 3.2 above for the benefit determined under Article IV of the Salaried Pension Plan. The surviving spouse of the Employee may elect to have distribution of any such benefit made any time permitted under Section 5.7 of the Salaried Pension Plan. The same election of benefit procedures as are in effect under the Salaried Pension Plan shall be in effect under the Plan. The surviving spouse may also elect, in the manner provided by the Plan Administrator, to have his or her pre-Retirement spousal benefit paid in the form of a single lump sum cash payment, calculated by converting the pre-Retirement spousal benefit to a single sum in accordance with Section 3.6(b) above.
     If a former Key Employee dies after his or her Annuity Starting Date but prior to the delayed payment date of his or her benefit described in Section 3.5(b) above, the Employee’s spouse shall receive a distribution as soon as administratively practical of the benefit payments that would have been payable to the Employee on and after the Annuity Starting Date had the payment not been delayed, adjusted for the delayed payment.
     Section 3.9 Small Benefit Payment Procedures.
(a)	Notwithstanding Sections 3.5, 3.6, 3.6A and 3.7 above, if an Employee’s benefit has an aggregate actuarial present value of less than $10,000 at the time of the Employee’s Separation from Service, or the monthly amount payable if the benefit were distributed in a single life annuity commencing on the Normal Retirement Date would be less than $100 per month, the payment of such benefit shall be made by payment of a single lump sum, in which case the lump sum amount so paid shall be the actuarial present value of the monthly benefit.

(b)	For purposes of this Section 3.9, if an Employee Separates from Service prior to his or her Early Retirement Date, the same actuarial factors, assumptions and procedures as are employed under Section 5.1 of the Salaried Pension Plan shall be employed to calculate the actuarial present value of any benefit and if an Employee Separates from Service on or after his or her Early Retirement Date, the same actuarial factors and assumptions as are employed under Section 3.6 (b) of this Plan shall be used to calculate the actuarial present value of any benefit.
     Section 3.10 Change in Control. Notwithstanding the above provisions of this Article 3, upon a Change in Control, an Employee shall have an immediate, nonforfeitable right to his or her Accrued Benefit under the Plan and shall receive an immediate lump sum payment of such. This payment shall not affect his or her continued eligibility under the Plan; however, his or her Accrued Benefit under the Plan shall be reduced by the amount paid out.
ARTICLE 3A
SPECIAL SUPPLEMENTAL BENEFITS
     Notwithstanding any provision of the Plan to the contrary, certain employees of the Employer who have not been granted Incentive Compensation shall be entitled to receive a special supplemental benefit under the Plan in accordance with the following provisions:
(a)	Any Participant in the Salaried Pension Plan who is not an Employee at the time of his or her Separation from Service, and who:

(i)	Would be described in Section 3.2(c) of the Salaried Plan text except that such Participant was a Highly Compensated Employee at the time of his or her Separation from Service; or

(ii)	Would be described in Section 3.2(d) of the Salaried Plan text except that such Participant was a Highly Compensated Employee Separated from Service after 1 January 2001 and notified of such Separation from Service prior to 1 July 2002 shall be entitled to a benefit under this Plan as follows:
(b)	The amount of the benefit shall be the difference between the monthly retirement benefit the Participant receives under Section 3.4 of the Salaried Pension Plan and the benefit the Participant would have received under Section 3.2 of the Salaried Pension Plan had he or she Separated from Service on or after his or her Early Retirement Date.

(c)	Such a Participant shall be treated as an Employee for purposes of this Plan except for purposes of Sections 3.1-3.4; provided that such a Participant whose Separation from Service occurred prior to 1 January 2000 shall not be treated as an Employee for purposes of Subsections 3.6(a)(ii) or 3.6(b).

ARTICLE 4
ADMINISTRATION
     Section 4.1 Plan Administration and Interpretation. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have full power and authority to administer the Plan and interpret the Plan in a manner which is as consistent with the interpretations of similar provisions in the Salaried Pension Plan as the context reasonably permits. The Plan Administrator’s powers shall include, by way of illustration and not limitation, the discretionary authority and power to construe and interpret the Plan provisions, decide all questions of eligibility for benefits, and determine the amount, time, and manner of payments of any benefits and to authorize the payment of benefits hereunder, except to the extent such powers have been given to the Committee pursuant to Section 4.2 below or otherwise. The Plan Administrator may appoint one or more individuals or committees to assist him in carrying out his duties and responsibilities under the Plan and may adopt rules and regulations for the administration of the Plan and alter, amend, or revoke any rules or regulations so adopted. The decisions of the Plan Administrator or his delegates shall be final and binding on the Company, the Employers, the Employees, and their beneficiaries.
     Section 4.2 Claim and Appeal Procedure.
(a)	Claim Procedure. In the event of a claim by an Employee or an Employee’s beneficiary for or in respect of any benefit under the Plan or the method of payment thereof, such Employee or beneficiary shall present the reason for his claim in writing to the Plan Administrator. The Plan Administrator shall, within ninety (90) days after the receipt of such written claim, send written notification to the Employee or beneficiary as to its disposition, unless special circumstances require an extension of time for processing the claim.

If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event, however, shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the final decision.

In the event the claim is wholly or partially denied, the Plan Administrator’s written notification shall state the specific reason or reasons for the denial, include specific references to pertinent Plan provisions on which the denial is based, provide an explanation of any additional material or information necessary for the Employee or beneficiary to perfect the claim and a statement of why such material or information is necessary, and set forth the procedure by which the Employee or beneficiary may appeal the denial of the claim. If the claim has not been granted and notice is not furnished within the time period specified in the preceding paragraph, the claim shall be deemed denied for the purpose of proceeding to appeal in accordance with paragraph (b) below.

(b)	Appeal Procedure. In the event an Employee or beneficiary wishes to appeal the denial of his claim, he may request a review of such denial by the Committee by making written application to the Plan Administrator within sixty (60) days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not received within the applicable time period specified in paragraph (a) above). Such Employee or beneficiary (or his duly authorized representative) may, upon written request to the Committee, review documents which are pertinent to such claim, and submit in writing issues and comments in support of his position. Within sixty (60) days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or is agreed to by the parties, but in no event more than one hundred and twenty (120) days after such receipt), the Committee shall notify the Employee or beneficiary of its final decision. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The final decision shall be in writing and shall include: (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, and (ii) specific references to the pertinent Plan provisions on which the decision is based.

(c)	Change in Control. Notwithstanding the above, upon a Change in Control, for the three-year period commencing on the date of the Change in Control, the Plan Administrator shall notify the Employee of the disposition of a claim under paragraph (a) above, and the Committee shall notify the Employee of the decision on an appeal under paragraph (b) above, within ten (10) days of receipt of the claim or appeal, respectively.
ARTICLE 5
FUNDING
     Section 5.1 Benefits Unfunded. The Plan shall be unfunded. Neither an Employer, the Board, nor the Plan Administrator shall be required by the terms of the Plan to segregate any assets in connection with the Plan. Neither an Employer, the Board nor the Plan Administrator shall be deemed to be a trustee of any amounts to be paid under the Plan. Any liability to any person with respect to benefits payable under the Plan shall be only a claim against the general assets of the Employer. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Employer.
     Section 5.2 Non-Qualified Plan. The Plan will not be qualified under the Code and the Company and the Employers shall not be required to qualify the Plan.
     Section 5.3 ERISA. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees of the Employer which qualifies for the exclusion provided for in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. In the event that any regulatory body should determine that the Plan does not qualify for such exclusion, then the Company may retroactively revise the eligibility criteria under the Plan so that this Plan may qualify for the exclusion or take such other action as is deemed necessary, and the Company and the Employers shall have no liability to those individuals who had been eligible for benefits under the Plan prior to such revision or action except to the extent of the individual’s Accrued Benefit as of the effective date of such action.
ARTICLE 6
AMENDMENT AND TERMINATION
     Section 6.1 Amendment and Termination. While the Company intends to maintain this Plan in conjunction with the Salaried Pension Plan for so long as necessary or desirable, the Company reserves the right at any time to amend, suspend, and/or terminate this Plan, in whole or part. Action to terminate the Plan may be taken on behalf of the Company only by the Board, by its resolutions duly adopted. Any other action referred to in this subsection and not determined by the Company’s general counsel to be in contravention of law may be taken on behalf of the Company by the Board or the Chairman of the Board or his delegate by a resolution, certificate, new or revised Plan text, or other writing; provided that, only the Board may approve a Plan amendment which (A) would materially increase aggregate accrued benefits under, materially change the benefit formula provided by, or materially increase the cost of the Plan so long as persons designated by the Board as “Executive Officers” for purposes of the U.S. Securities laws participate in the Plan; or (B) would freeze benefit accruals, materially reduce benefit accruals, or otherwise materially change the benefits under the Plan; or (C) would constitute the exercise of power or function assigned to the Finance Committee of the Board, the Plan Administrator, or the Committee. The Chairman may delegate the authority described in the preceding sentence in writing. Notwithstanding the above no such amendment, termination or suspension shall reduce the benefits payable to or accrued by an Employee as of the date of such amendment, suspension or termination, except as provided in Section 5.3. If this Plan is terminated, no new benefits shall be accrued hereunder; and all benefits previously accrued shall be payable at such times as otherwise provided herein.
     Section 6.2 Contractual Obligations. Notwithstanding Section 5.1 hereof, each Employer hereby makes a contractual commitment to pay the benefits theretofore accrued in respect of each Employee of such Employer under the Plan to the extent it is financially capable of meeting such obligations from its general assets, and at such times as such benefits are payable under the terms hereof.
     Section 6.3 No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between an Employer and any Employee, or as a right of any Employee to be continued in the employment of an Employer, or as a limitation on the right of an Employer to discharge any of its Employees, with or without cause. Specifically, no rights are created under the Plan with respect to continued employment. It is understood that each Employee is employed at the will of the respective Employer and the Employee and in accord with all statutory provisions.
ARTICLE 7
GENERAL PROVISIONS
     Section 7.1 Non-alienation of Benefits. Except as may be required by law, no benefit payable under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, garnishment, pledge, encumbrance, or charge whether voluntary or involuntary, including in respect of liability of an Employee or his beneficiary for alimony or other payments for the support of a spouse, former spouse, child, or other dependent, prior to actually being received by the Employee or beneficiary under the Plan, and any attempt to anticipate, alienate, sell, transfer, assign, garnish, pledge, encumber, or charge the same shall be void. No such benefits will in any manner be liable for or subject to the debts, liabilities, engagements, or torts of any Employee or other person entitled to receive the same and if such person is adjudicated bankrupt or attempts to anticipate, assign, or pledge any benefits, the Plan Administrator shall have the authority to cause the same or any part thereof then payable to be held or applied to or for the benefit of such Employee, his spouse, children or other dependents, or any of them, in such manner and in such proportion as the Plan Administrator may deem proper.
     Section 7.2 Minor or Incompetent. If the Plan Administrator determines that any Employee or beneficiary entitled to payments under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause all payments thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Company, the Employers, the Plan, the Board, and the

Plan Administrator from all further obligations with respect to benefits under the Plan.
     Section 7.3 Payee Unknown. If the Plan Administrator has any doubt as to the proper beneficiary to receive payments hereunder, the Plan Administrator shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Plan Administrator, the Company, the Employers, and the Board from all further obligations with respect to that payment.
     Section 7.4 Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such illegal or invalid provision.
     Section 7.5 Governing Law and Headings. The provisions of the Plan shall be construed, administered, and governed in accordance with the laws of the Commonwealth of Pennsylvania, including its statute of limitation provisions, to the extent such laws are not preempted by ERISA or other applicable Federal law. Titles of Articles and Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.
     Section 7.6 Liability Limitation. No liability shall attach to or be incurred by the Plan Administrator or any officer or director of the Company or an Employer under or by reason of the terms, conditions, and provisions contained in the Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the receipt of benefits hereunder, such liability, if any, is expressly waived and released by the Employee and by any and all persons claiming under or through the Employee or any other person. Such waiver and release shall be conclusively evidenced by any act of participation in or the acceptance of benefits under the Plan.
     Section 7.7 Notices. Except as otherwise specified, any notice to the Plan Administrator, the Company, or an Employer which shall be or may be given under the Plan shall be in writing and shall be sent by registered or certified mail to the Plan Administrator. Notice to a Participant shall be sent to the address shown on the Company’s or the Employer’s records. Any party may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.
     Section 7.8 Entire Agreement. Except as may be provided in an individual severance agreement between the Company or other Employer and a Participant, this Plan document shall constitute the entire agreement between the Company or other Employer and the Participant with respect to the benefits promised hereunder and no other agreements or representations with respect to such benefits, oral or otherwise, express or implied, shall be binding on the Company or other Employer.
     Section 7.9 Binding Effect. All obligations for amounts not yet paid under the Plan shall survive any merger, consolidation, or sale of substantially all of the Company’s or an Employer’s assets to any entity, and be the liability of the successor to the merger or consolidation or purchaser of assets, unless otherwise agreed to in writing by the parties thereto.

     IN WITNESS WHEREOF, the Company, intending to be legally bound hereby, has caused the Plan to be adopted and approved by the execution of its duly authorized officers as of the day of      , 2006.

AIR PRODUCTS AND CHEMICALS, INC.

Date:	By:
Vice President — Human Resources

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